                                                                   Exhibit 10.22


    [CERTAIN MATERIAL (INDICATED BY A [*CON*]) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED
MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]


                COLLABORATIVE RESEARCH AND DEVELOPMENT AGREEMENT


This COLLABORATIVE RESEARCH AGREEMENT ("Agreement") is entered into as of November 4, 1998 by and between PFIZER INC, and its Affiliates ("Pfizer"), a Delaware corporation, having an office at 235 East 42nd Street, New York, New York 10017, and MITOKOR, and its Affiliates ("Mitokor"), a California corporation, having an office at 11494 Sorrento Valley Road, San Diego, California 92121;

WHEREAS, Mitokor has expertise in biology, biochemistry, proteomics and molecular sciences focused on the mitochondria ; and

WHEREAS, Mitokor owns the patents and patent applications set forth in Exhibit A attached to and made part of this Agreement with respect to cybrid cell line technology and mitochondrial research reagents; and

WHEREAS, Pfizer has the capability to undertake research for the discovery and evaluation of agents for treatment of disease and also the capability for clinical analysis, manufacturing and marketing with respect to therapeutic agents; and

WHEREAS, Pfizer and Mitokor enter into this Agreement to discover and develop patentable small molecules that affect mitochondrial biochemical targets useful in the treatment, prevention or diagnosis of disease in human and animal health;

NOW, THEREFORE, the parties agree as follows:

1. DEFINITIONS

Whenever used in this Agreement, the terms defined in this Section 1 shall have the meanings specified.

      1.1 "AFFILIATE" means any corporation or other legal entity owning, directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of Pfizer or Mitokor; any corporation or other legal entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by Pfizer or Mitokor or any corporation or other legal entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by a corporation or other legal entity which owns, directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of Pfizer or Mitokor.

      1.2 "RESEARCH PLAN" means the written plan describing the research and development in the Area to be carried out by Pfizer and Mitokor pursuant to this Agreement. The initial Research Plan is attached to and made a part of this Agreement as Exhibit B.

      1.3 "RESEARCH PROGRAM" is the collaborative research program in the Area conducted by Pfizer and Mitokor pursuant to the Research Plan.

      1.4 "EFFECTIVE DATE" is November 4, 1998.

      1.5 "CONTRACT PERIOD" means the period beginning on the Effective Date and ending on the date on which this Agreement terminates.

      1.6 "AREA" means research and development of small molecules directed to Molecular Targets with respect to therapeutic agents directed to the treatment or prevention or both of mitochondrial dysfunction in neurodegenerative disease and [ * CON * ] in the course of the research or development as specified in the Research Plan.

      1.7 "TECHNOLOGY" means and includes all materials, technology, technical information, know-how, expertise and trade secrets within the Area.

      1.8 "MITOKOR TECHNOLOGY" means Technology that is or was developed by employees of or consultants to Mitokor alone or jointly with third parties prior to the Effective Date, but, in the case of consultants or third parties, only to the extent Mitokor has the right to grant rights to such Technology.

      1.9 "PROGRAM TECHNOLOGY" means Technology that is or was developed by employees of or consultants to Pfizer or Mitokor solely or jointly with each other in the course of performing the Research Program including (i) Molecular Targets (ii) associated assays, research reagents and high throughput screens; provided, however that Cybrid Cell Lines shall not be Program Technology and shall be owned by Mitokor and deemed to be Mitokor Technology.

      1.10 "PFIZER TECHNOLOGY" means Technology that is or was developed by employees of or consultants to Pfizer alone or jointly with third parties prior to the Effective Date, but, in the case of consultants or third parties, only to the extent Pfizer has the right to grant rights to such Technology.

      1.11 "MITOKOR CONFIDENTIAL INFORMATION" means all information about any element of the Mitokor Technology or Program Technology which is disclosed by Mitokor to Pfizer and designated "Confidential" in writing by Mitokor at the time of disclosure or within thirty (30) days following disclosure, to the extent that such information as of the date of disclosure to Pfizer is not (i) known to Pfizer other than by virtue of a prior confidential disclosure to Pfizer by Mitokor; or (ii) disclosed in published literature, or otherwise generally known to the public through no fault or omission of Pfizer; or (iii) obtained from a third party free from any obligation of confidentiality to Mitokor.

      1.12 "PFIZER CONFIDENTIAL INFORMATION" means all information about any element of Pfizer or Program Technology which is disclosed by Pfizer to Mitokor and designated "Confidential" in writing by Pfizer at the time of disclosure or within thirty (30) days following disclosure to the extent that such information as of the date of disclosure to Mitokor is not (i) known to Mitokor other than by virtue of a prior confidential disclosure to Mitokor by Pfizer; or (ii) disclosed in published literature, or otherwise generally known to the public through no fault or omission of Mitokor; or (iii) obtained from a third party free from any obligation of confidentiality to Pfizer.

      1.13 "VALID CLAIM" means a claim within Patent Rights so long as such claim shall not have been disclaimed by Pfizer (in the case of Patent Rights within the Pfizer Technology) or by Mitokor (in the case of Patent Rights within the Mitokor Technology) or both (in the case of Patent Rights within the Program TECHNOLOGY) and shall not have been held invalid in a final decision rendered by a tribunal of competent jurisdiction from which no appeal has been or can be taken.

      1.14 "PATENT RIGHTS" shall mean all patent rights in and to inventions within Pfizer Technology, Mitokor Technology or Program Technology including all the Valid Claims of patent applications, whether domestic or foreign, claiming such patentable inventions, including all continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, reexaminations and extensions thereof, including but not limited to, as to Mitokor Technology, those listed in Exhibit A.

      1.15 "MOLECULAR TARGET " shall mean one of the specific proposed molecular targets that both parties agree to include in the collaborative Research Program.

      1.16 " DIAGNOSTIC PRODUCT" means any product within the Area useful for the identification or quantification of the propensity toward or actual existence of a disease state in a human or animal patient or any other human or animal diagnostic utility identified in the course of research the manufacture, use, sale, offer for sale or import of which would infringe any Valid Claim within the Patent Rights.

      1.17 "THERAPEUTIC PRODUCT" means any product directed to a Molecular Target for the management of any disease or pre-disease state in a patient or [ * CON * ] in the course of the Research Program the manufacture, use, sale, offer for sale or import of which would infringe any Valid Claim within the Patent Rights.

      1.18 "HTS" means a primary assay supplied by Mitokor to Pfizer in a format suitable for Pfizer to prepare an automated high throughput screen against a Molecular Target for the purpose of initially identifying small molecules that affect the Molecular Target.

      1.19 "CYBRID CELL LINES" are cybrid cell lines developed by Mitokor prior to the Research Program or in the course of conducting the Research Program.

      1.20 "PFIZER'S COMPOUND LIBRARY" are those compounds in Pfizer's possession which may be screened by Pfizer using the HTS assays provided to Pfizer pursuant to this Agreement.

2. COLLABORATIVE RESEARCH PROGRAM

      2.1 PURPOSE. Mitokor and Pfizer shall conduct the Research Program throughout the Contract Period. All Technology in the Area developed in the course of performing the Research Plan will become part of the Program Technology. The objective of the Research Program is to discover and develop Therapeutic Products.

      2.2 RESEARCH PLAN. The initial Research Plan is described in the attached Exhibit B. Each new Research Plan, for the addition of each succeeding Molecular Target in the Area, or otherwise, shall be appended to Exhibit B and made part of this Agreement.

      2.3 EXCLUSIVITY. Mitokor agrees that during the Contract Period, Mitokor shall not conduct research itself or sponsor any other research, or engage in any research sponsored by any third party for any Molecular Target, with the exception of any research and development necessary for Diagnostic Products, without Pfizer's consent.

      2.4 RESEARCH COMMITTEE

            2.4.1 PURPOSE. Pfizer and Mitokor shall establish a Research Committee (the "Research Committee"):

            (a) to review and evaluate progress under the Research Plan;

            (b) to prepare the Research Plan, and any amendments; and

            (c) to propose, discuss, select and document in writing, the mutual acceptance of Molecular Targets in the Area to be included in the Research Plan; and

            (d) to coordinate and monitor publication of research results obtained from the Research Program as specified in Section 4.2 and to coordinate and monitor the exchange of information and materials that relate to the Research Program (this function shall survive the termination of this Agreement).

            2.4.2 MEMBERSHIP. Pfizer and Mitokor each shall appoint, in its sole discretion, three members to the Research Committee. Substitutes may be appointed at any time.

            The members initially shall be:

            Pfizer Appointees:     Dr. [ * CON * ] (co-Chair)
                                   To be named
                                   Dr. [ * CON * ]

            Mitokor Appointees:    Dr. [ * CON * ] (co-Chair)
                                   To be named
                                   Dr. [ * CON * ]

            2.4.3 CHAIR. The Research Committee shall be chaired by two co-chairpersons, one appointed by Pfizer and the other appointed by Mitokor.

            2.4.4 MEETINGS. The Research Committee shall meet at least quarterly, at places selected by each party in turn and on dates mutually agreed by the parties. The location of the first meeting of the Research Committee shall be at Pfizer's election. Representatives of Pfizer or Mitokor or both, in addition to members of the Research Committee, may attend such meetings at the invitation of either party.

            2.4.5 MINUTES. The Research Committee shall keep accurate minutes of its deliberations which record all proposed decisions and all actions recommended or taken. Drafts of the minutes shall be delivered to all Research Committee members within five (5) business days after each meeting. The party choosing the location for the meeting shall be responsible for the preparation and circulation of the draft minutes. Draft minutes shall be edited by the co-chairpersons and shall be issued in final form only with their approval and agreement.

            2.4.6 DECISIONS. All decisions of the Research Committee shall be made by a majority of the members. Notwithstanding the foregoing or any other provision of this Agreement, Research Plans may only be amended (and Research Plans for an additional Molecular Targets adopted) as mutually agreed by the Research Committee and approved by Pfizer's and Mitokor's managements.

            2.4.7 EXPENSES. Pfizer and Mitokor shall [ * CON * ], related to the participation of their designated members of the Research Committee, respectively.

      2.5 REPORTS AND MATERIALS.

            2.5.1 REPORTS. During the Contract Period, Pfizer and Mitokor each shall furnish to the Research Committee:

            (a) summary written reports within fifteen (15) days after the end of each stage of the Research Plan, commencing on the Effective Date, describing the progress under the Research Plan; and

            (b) comprehensive written reports within thirty (30) days after the end of each contract year, describing in detail the work accomplished by it under the Research Plan during the year and discussing and evaluating the results of such work.

            2.5.2 MATERIALS. Mitokor and Pfizer shall, during the Contract Period, as a matter of course as described in the Research Plan, or upon each other's written or oral request, furnish to each other samples of biochemical, biological or synthetic chemical materials which are part of Pfizer Technology, Mitokor Technology or Program Technology and which are necessary for each party to carry out its responsibilities under the Research Plan; provided, however, that Mitokor shall, upon request, deliver to Pfizer samples of any material made pursuant to the Research Plan; and, further provided that such material will not include the transfer of Cybrid Cell Lines by Mitokor. To the extent that Pfizer requests [ * CON * ] under the Research Plan, Pfizer shall [ * CON * ].

      2.6 LABORATORY FACILITIES AND PERSONNEL. Mitokor shall provide suitable laboratory facilities, equipment and personnel for the work to be done by Mitokor in carrying out the Research Program.

      2.7 DILIGENT EFFORTS. Pfizer and Mitokor each shall use reasonably diligent efforts to achieve the objectives of the Research Program. Mitokor will use reasonably diligent efforts to achieve the objectives listed in the Research Plan and Pfizer will use reasonably diligent efforts to assist Mitokor in each Research Plan.

3. PAYMENTS.

      3.1 RESEARCH PROGRAM FUNDING. Pfizer will fund the research to be performed by Mitokor, pursuant to this Agreement, according to the following schedule:

Commitment Year                               Annual Commitment
---------------                               -----------------
     1                                          $ [ * CON * ]
     2                                          $ [ * CON * ]
     3                                          $ [ * CON * ]


      The funding payments are expected to support the work of [ * CON * ] ([ * CON * ]) full time equivalents (FTEs).

            3.1.1 All funding payments shall be made quarterly in advance for work scheduled to be performed by Mitokor during any three (3) month period, against Mitokor's invoice for such three (3) month period. Adjustments as necessary to reflect the work actually performed by Mitokor shall be made at the end of each three (3) month period and shall be reflected in Mitokor's invoice for the next three (3) month period. It is understood that all payments pursuant to this Section are noncreditable and nonrefundable.

            3.1.2 The amount of the Funding Payment for each quarter shall be based on the work in progress pursuant to the applicable Research Plan and the associated annual budget; provided, however, that the aggregate amount of Funding Payments made in any Commitment Year shall not exceed the Annual Commitment for such Commitment Year.

      3.2 OTHER PAYMENTS.

            3.2.1 INITIAL PAYMENT. Within ten (10) days of the execution of this Agreement, Pfizer will pay to Mitokor a one time, non refundable, noncreditable payment of $[ * CON * ].

            3.2.2 As set forth in the initial Research Plan and subsequent amendments, Mitokor will provide to Pfizer [ * CON * ] ([ * CON * ]) HTS, reasonably acceptable to Pfizer . For each additional HTS provided by Mitokor and accepted by Pfizer, after the [ * CON * ] ([ * CON * ]) described above and included in the Research Plan, Pfizer will pay to Mitokor the sum of $[ * CON * ] for each HTS which contains a [ * CON * ], or the sum of $[ * CON * ] for an HTS that does not contain a [ * CON * ]. These payments are in addition to the Research Funding in Section 3.1 and are noncreditable and non-refundable.

            3.2.3 ADDITIONAL EQUITY PURCHASE. Concurrently with the execution of this Agreement, Pfizer has made an initial investment in Mitokor in accordance with the Stock Purchase Agreement attached as Exhibit D. At such time as [ * CON * ] ([ * CON * ]) HTS have been accepted by the Research Committee and added to the Research Plan, as described above, Pfizer shall purchase from Mitokor $ [ * CON * ] in additional shares of capital stock in Mitokor at a [ * CON * ] percent ([ * CON * ]%) premium to the then current price for such shares. Such purchase shall be, at Mitokor's sole discretion, by means of Pfizer's participation in a further round of private financing or a public offering. Such purchase shall be in accordance with the terms and conditions of a stock purchase agreement to be entered into between Mitokor and Pfizer, which agreement shall contain substantially the same terms, conditions and registration rights for shares as in the Stock Purchase Agreement.

            3.2.4 Pfizer will pay to Mitokor the sum of $[ * CON * ] when Pfizer issues a [ * CON * ] with respect to a compound derived from the Research Program. This payment will be made one time only for each compound directed against a Molecular Target and a specific indication and will not include back-up compounds directed against the same Molecular Target and indication. These payments are noncreditable and non-refundable.

      3.3 US FUNDS. Each payment pursuant to this Agreement shall be paid by Pfizer in U.S. currency by wire transfer in immediately available funds to an account designated by Mitokor, or by other mutually acceptable means within thirty (30) days after receipt and acceptance by Pfizer of the invoice from Mitokor.

      3.4 RECORDS. Mitokor shall keep for three (3) years from the conclusion of each year complete and accurate records of its expenditures of efforts from payments received by it from Pfizer under Section 3.1. The records shall conform to good accounting principles as applied to a similar company similarly situated. Pfizer shall have the right at its own expense during the term of this Agreement and during the subsequent three-year period to appoint an independent certified public accountant reasonably acceptable to Mitokor to inspect said records to verify the accuracy of such expenditures of efforts, pursuant to each Research Plan. Upon reasonable notice by Pfizer, Mitokor shall make its records available for inspection by the independent certified public accountant during regular business hours at the place or places where such records are customarily kept, to verify the accuracy of the expenditures of efforts. This right of inspection shall not be exercised more than once in any calendar year and not more than once with respect to records covering any specific period of time. All information concerning such expenditures of efforts, and all information learned in the course of any audit or inspection, shall be deemed to be Mitokor Confidential Information, except to the extent that it is necessary for Pfizer to reveal the information in order to enforce any rights it may have pursuant to this Agreement or if disclosure is required by law. The failure of Pfizer to request verification of any expenditures of efforts before or during the three-year period shall be considered acceptance by Pfizer of the accuracy of such expenditures of efforts, and Mitokor shall have no obligation to maintain any records pertaining to such report or statement beyond such three-year period. The findings of such inspection, if any, shall be binding on the parties.

4. TREATMENT OF CONFIDENTIAL INFORMATION

      4.1 CONFIDENTIALITY

            4.1.1 Pfizer and Mitokor each recognize that the other's Confidential Information constitutes highly valuable, confidential information. Subject to the terms and conditions of the License Agreement between the parties of even date with this Agreement (the "License Agreement"), the obligations set forth in Section 4.3 and the publication rights set forth in Section 4.2, Pfizer and Mitokor each agree that during the term of this Agreement and for [ * CON * ] ([ * CON * ]) years thereafter, it will keep confidential, and will cause its Affiliates and sublicensees to keep confidential, all Mitokor Confidential Information or Pfizer Confidential Information, as the case may be, that is disclosed to it, or to any of its Affiliates or sublicensees pursuant to this Agreement. Neither Pfizer nor Mitokor nor any of their respective Affiliates or sublicensees shall use such Confidential Information of the other party except as expressly permitted in this Agreement. For the purposes of this
Section 4, it is understood that Program Technology shall be deemed Confidential Information of both parties.

            4.1.2 Pfizer and Mitokor each agree that any disclosure of the other's Confidential Information to any officer, employee or agent of the other party or of any of its Affiliates shall be made only if and to the extent necessary to carry out its responsibilities under this Agreement and shall be limited to the maximum extent possible consistent with such responsibilities. Pfizer and Mitokor each agree not to disclose the other's Confidential Information to any third parties under any circumstance without written permission from the other party. Each party shall take such action, and shall cause its Affiliates and sublicensees to take such action, to preserve the confidentiality of each other's Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information. Each party, upon the other's request, will return all the Confidential

Information disclosed to it by the other party pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days of the request upon the termination of this Agreement except for one (1) copy which may be kept for the purpose of complying with continuing obligations under this Agreement.

            4.1.3 Mitokor and Pfizer each represent that all of its employees, and any consultants to such party, participating in the Research Program who shall have access to Program Technology, the Technology of the other (Pfizer Technology or Mitokor Technology, as the case may be) or Confidential Information of the other (Pfizer Confidential Information or Mitokor Confidential Information, as the case may be) are bound by agreement to maintain such information in confidence.

      4.2 PUBLICATION. Notwithstanding any matter set forth with particularity in this Agreement to the contrary, results obtained in the course of the Research Program may be submitted for publication following scientific review by the Research Committee and subsequent written approval by Mitokor's and Pfizer's managements, which approval shall not be unreasonably withheld. After receipt of the proposed publication by both Pfizer's and Mitokor's managements written approval or disapproval shall be provided within thirty (30) days for a manuscript, and within fourteen (14) days for an abstract for presentation at, or inclusion in the proceedings of a scientific meeting, and within fourteen
(14) days for presentation materials to be used at a scientific meeting.

      4.3 PUBLICITY. Except as required by law, and except for a mutually approved press release to be issued upon the signing of this Agreement, neither party may disclose the terms of this Agreement nor the research described in it without the written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Mitokor may disclose the terms, or provide copies, of this Agreement as necessary in the normal course of business to bankers, investors and others in order to obtain financing.

      4.4 PERMITTED DISCLOSURE.

            4.4.1 DISCLOSURE REQUIRED BY LAW. If either party is requested to disclose the Confidential Information in connection with a legal or administrative proceeding or is otherwise required by law to disclose the Confidential Information, such party will give the other party prompt notice of such request. The disclosing party may seek an appropriate protective order or other remedy or waive compliance with the provisions of this Agreement. If such party seeks a protective order or other remedy, the other party will cooperate. If such party fails to obtain a protective order or waive compliance with the relevant provisions of this Agreement, the other party will disclose only that portion of Confidential Information which its legal counsel determines it is required to disclose.

            4.4.2 DISCLOSURE OF INVENTIONS. Each party shall promptly inform the other about all inventions in the Area within the Program Technology that are made in the course of carrying out the Research Program by employees of, or consultants to, either of them solely, or jointly with employees of, or consultants to the other.

      4.5 RESTRICTIONS ON TRANSFERRING MATERIALS. Mitokor and Pfizer recognize that the biological, biochemical and chemical materials which are part of Program Technology, represent valuable commercial assets. Therefore, throughout the Contract Period and for [ * CON * ] ([ * CON * ]) years thereafter, Mitokor and Pfizer agree not to transfer such materials to any third party, unless prior written consent for any such transfer is obtained from the other party.

5. INTELLECTUAL PROPERTY RIGHTS. The following provisions relate to intellectual property rights in the Program Technology.

      5.1 OWNERSHIP. All Mitokor Confidential Information and Mitokor Technology shall be owned by Mitokor. All Pfizer Confidential Information and Pfizer Technology shall be owned by Pfizer. All Program Technology shall be jointly owned by Mitokor and Pfizer except for the Cybrid Cell Lines which shall be owned by Mitokor.

      5.2 GRANTS OF RESEARCH LICENSES.

            5.2.1 Mitokor and Pfizer each grants to the other a nonexclusive, irrevocable, worldwide, royalty-free, perpetual license, including the right to grant sublicenses to Affiliates, to make and use Confidential Information, Program Technology and Patent Rights for all research purposes other than the sale or manufacture for sale of products or processes; provided, however, that this license does not include and the other party shall not acquire, by virtue of this Section 5.2 , any rights in the following:

      (i) Cybrid Cell Lines ; or

      (ii) Pfizer's Compound Library; or

      (iii) any compounds active in HTS which Pfizer chooses, in its sole, unfettered discretion, not to develop or otherwise include in the Program Technology.

            5.2.2 Any Section in this Agreement to the contrary notwithstanding, if Pfizer employs an HTS subsequent to the termination of this Agreement, to identify a product lead, Pfizer shall develop such lead subject to all terms and conditions of this Agreement and the License Agreement.

6. PROVISIONS CONCERNING THE FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS. The following provisions relate to the filing, prosecution and maintenance of Patent Rights during the term of this Agreement:

      6.1 FILING, PROSECUTION AND MAINTENANCE BY MITOKOR. With respect to Patent Rights in which Mitokor employees or consultants, alone or together with Pfizer employees, or consultants are named as inventors, Mitokor shall have the exclusive right and obligation:

            (a) to file applications for letters patent on patentable inventions included in Patent Rights; provided, however, that Mitokor shall consult with Pfizer regarding countries in which such patent applications should be filed and shall file patent applications in those countries where Pfizer requests that Mitokor file such applications; and, further provided, that Mitokor, at its option and expense, may file in countries where Pfizer does not request that Mitokor file such applications;

            (b) to take all reasonable steps to prosecute all pending and new patent applications included within Patent Rights;

            (c) to respond to oppositions, nullity actions, re-examinations, revocation actions, interference proceedings and similar proceedings filed by third parties against the grant of letters patent for such applications;

            (d) to maintain in force any letters patent included in Patent Rights by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such letters patent were granted; and

            (e) to cooperate fully with, and take all necessary actions requested by, Pfizer in connection with the preparation, prosecution and maintenance of any letters patent included in Patent Rights.

      Mitokor shall notify Pfizer in a timely manner of any decision to not pursue an action or to abandon a pending patent application or an issued patent included in Patent Rights. Thereafter, Pfizer shall have the option, at its expense, of taking such action or continuing to prosecute any such pending patent application or of keeping the issued patent in force, or all of these.

            6.1.1 COPIES OF DOCUMENTS. Mitokor and Pfizer shall provide to each other copies of all patent applications that are part of Patent Rights prior to filing, for the purpose of obtaining substantive comment of the other party's patent counsel. Mitokor and Pfizer shall also provide to the other copies of all material documents relating to prosecution of all such patent applications in a timely manner and shall provide to the other every six (6) months a report detailing the status of all patent applications that are a part of Patent Rights.

            6.1.2 REIMBURSEMENT OF COSTS FOR FILING PROSECUTING AND MAINTAINING PATENT RIGHTS. Within thirty (30) days of receipt of invoices from Mitokor, Pfizer shall reimburse Mitokor for all the costs of filing, prosecuting, responding to opposition and maintaining patent applications and patents in countries where Pfizer consents to or requests that patent applications be filed, prosecuted and maintained. Such reimbursement shall be in addition to other funding payments under this Agreement and shall include such costs of all activities described in 6.1 (a)-(e) above. However, Pfizer may, upon sixty (60) days notice, request that Mitokor discontinue filing or prosecution of certain patent applications in any country and discontinue reimbursing Mitokor for the costs of filing, prosecuting, responding to opposition or maintaining such patent application or patent in any country. Mitokor shall pay all costs in those countries in which Pfizer requests that Mitokor not file, prosecute or maintain patent applications and patents, but in which Mitokor, at its option, elects to do so.

      6.2 FILING, PROSECUTION AND MAINTENANCE BY PFIZER. With respect to Patent Rights in which Pfizer employees or consultants alone are named as inventors, Pfizer shall have those rights and duties ascribed to Mitokor in Section 6.1., except that Pfizer will bear all related expenses.

      6.3 Neither party may disclaim a Valid Claim within Patent Rights without the written consent of the other.

7. ACQUISITION OF RIGHTS FROM THIRD PARTIES. During the Contract Period, Mitokor and Pfizer shall each promptly notify each other of any appropriate opportunities to acquire in any manner from third parties, technology or patents or information which it elects to use in the course of performing the Research Program. Mitokor and Pfizer shall decide if such rights should be acquired in connection with the Research Program and, if so, whether by Mitokor, Pfizer or both, it being understood that nothing herein shall obligate either party to obtain such rights or, if it does acquire such rights, to make such rights available for use in the Research Program. If acquired such rights shall become part of the Confidential Information, Technology or Patent Rights, whichever is appropriate, of the acquiring party or Program Technology, as the case may be.

8. OTHER AGREEMENTS. Concurrently with the execution of this Agreement, Mitokor and Pfizer shall enter into the License Agreement of even date appended to and made part of this Agreement as Exhibit C and the Stock Purchase Agreement appended to and made a part of this Agreement as Exhibit D. This Agreement, the Stock Purchase Agreement and the License Agreement are the sole agreements with respect to the subject matter and supersede all other agreements and understandings between the parties with respect to same.

9. TERM, TERMINATION AND DISENGAGEMENT.

      9.1 TERM. Unless sooner terminated, as provided below or extended, by mutual agreement of the parties, this Agreement shall expire on November 3, 2001.

      9.2 EVENTS OF TERMINATION. The following events shall constitute events of termination ("Events of Termination"):

            (a) if any written representation or warranty by Mitokor or Pfizer, or any of its officers, made under or in connection with this Agreement shall prove to have been incorrect in any material respect when made;

            (b) Mitokor or Pfizer shall fail in any material respect to perform or observe any term, covenant or understanding contained in this Agreement or in any of the other documents or instruments delivered pursuant to, or concurrently with, this Agreement, and any such failure shall remain unremedied for thirty
(30) days after written notice to the failing party.

      9.3 TERMINATION.

            9.3.1 UPON EVENT OF TERMINATION BY PFIZER OR MITOKOR. Upon the occurrence of any Event of Termination, the party not responsible may, by written notice to the other party, terminate this Agreement. 9.3.2 If Pfizer terminates this Agreement pursuant to Section 9.3.1, the License Agreement shall not terminate, but instead shall terminate or expire in accordance with its terms. If Mitokor terminates this Agreement pursuant to Section 9.3.1, the License Agreement shall terminate immediately.

      9.4 TERMINATION BY PFIZER. Between June 1 and August 1, 2000, Pfizer may terminate this Agreement, with or without cause, by delivering written notice of termination to Mitokor, for a termination effective November 3, 2000. Upon Mitokor's receipt of such notice of termination by Pfizer, Mitokor may, at its sole option, terminate all work under the Research Plan unless otherwise agreed with Pfizer. If Pfizer terminates this Agreement pursuant to this Section, it will make funding payments which would have otherwise been due through November 3, 2000 and Pfizer will retain all rights and obligations as set forth in the License Agreement.

      9.5 Termination of this Agreement by either party, with or without cause, will not terminate the licenses granted pursuant to Section 5.2.

      9.6 Termination of this Agreement for any reason shall be without prejudice to:

            (a) the rights and obligations of the parties provided in Sections 4, 5, 6, and 12 and any Sections which provide by its terms performance by either party subsequent to termination;

            (b) Mitokor's right to receive all payments accrued under Section 3; or

            (c) any other remedies which either party may otherwise have.

10. REPRESENTATIONS AND WARRANTIES. Mitokor and Pfizer each represents and warrants as follows:

      10.1 It is a corporation duly organized, validly existing and is in good standing under the laws of the States of California and Delaware, respectively, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification; and it has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

      10.2 The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not
(a) require any consent or approval of its stockholders beyond the approvals already obtained, (b) violate any provision of any law, rule, regulations, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its certificate of incorporation or by-laws or (c) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

      10.3 This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor's rights generally.

      10.4 It is not under any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations.

      10.5 It has good and marketable title to or valid leases or licenses for, all of its properties, rights and assets necessary for the fulfillment of its responsibilities under the Research Program, subject to no claim of any third party other than any relevant lessors or licensors.

11. COVENANTS OF MITOKOR AND PFIZER OTHER THAN REPORTING REQUIREMENTS. Throughout the Contract Period, Mitokor and Pfizer each shall:

      11.1 maintain and preserve its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in good standing in each jurisdiction in which such qualification is from time to time necessary or desirable in view of their business and operations or the ownership of their properties.

      11.2 comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any government authority to the extent necessary to conduct the Research Program, except for those laws, rules, regulations, and orders it may be contesting in good faith.

12. INDEMNIFICATION. Pfizer and Mitokor will indemnify, defend and hold each other harmless for any and all damages, settlements, costs, legal fees and other expenses incurred in connection with a claim by a third party against either party based on any action or omission of the indemnifying party's agents, employees, or officers related to its obligations under this Agreement; provided, however, that the foregoing shall not apply (i) if the claim is found to be based upon the negligence, recklessness or willful misconduct of the party seeking indemnification; or (ii) if such party fails to give the other party prompt notice of any claim it receives and such failure materially prejudices the other party with respect to any claim or action to which its obligation pursuant to this Section applies. Notwithstanding the foregoing, Pfizer hereby expressly agrees to indemnify, defend and hold harmless Mitokor (and all officers, directors, agents and Affiliates of Mitokor) for any and all claims arising from clinical trials pursued by Pfizer or its Affiliates and/or sublicensees, the sale of Licensed Products, the exercise of rights granted to Pfizer under Section 5.2 or the License Agreement (including without limitation product liability claims) and/or claims arising from Patent Rights, Pfizer Patent Rights, Program Technology and Pfizer Technology except for intellectual property claims with respect to Mitokor Patent Rights, or Mitokor Technology. The indemnifying party, in its sole discretion, shall choose legal counsel, shall control the defense of such claim or action and shall have the right to settle same on such terms and conditions it deems advisable.

13. NOTICES. All notices shall be in writing mailed via certified mail, return receipt requested, courier, or facsimile transmission addressed as follow, or to such other address as may be designated from time to time:

         If to Pfizer:           Pfizer Central Research
                                 35 East 42nd Street
                                 New York, NY 10017
                                 Attention:  Dr. George Milne, President
                                 with copy to:  General Counsel

         If to Mitokor:          MitoKor
                                 11494 Sorrento Valley Road
                                 San Diego, CA 92121
                                 Attention:  Dr. Walter Moos, CEO


Notices shall be deemed given as of the date received at the above specified address.

14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

15. MISCELLANEOUS.

      15.1 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

      15.2 HEADINGS. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

      15.3 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original. Signatures may be transmitted via facsimile, thereby constituting the valid signature and delivery of this Agreement.

      15.4 AMENDMENT, WAIVER. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

      15.5 NO THIRD PARTY BENEFICIARIES. No third party including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any third party.

      15.6 ASSIGNMENT AND SUCCESSORS. This Agreement may not be assigned by either party, except that each party may assign this Agreement and the rights and interests of such party, in whole or in part, to any of its Affiliates, any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such party with or into such corporations.

      15.7 FORCE MAJEURE. Neither Pfizer nor Mitokor shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of Pfizer or Mitokor.

      15.8 SEVERABILITY. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of the Agreement shall not be affected so long as the essential benefits of this Agreement remain enforceable and obtainable.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

                                                        PFIZER INC




                                            By:
                                               -----------------------------


                                            Title:
                                                  ---------------------------


                                                            MITOKOR




                                            By:
                                               -----------------------------


                                            Title:
                                                  ---------------------------

                                    EXHIBIT A


                 MITOKOR PATENTS AND PATENT APPLICATIONS RELATED
                 TO DRUG DISCOVERY AND SCREENING OF THERAPEUTICS


TITLE:         [ * CON * ]
-----

COUNTRY        FILING DATE          DOCKET NO.1 (SERIAL NO.)  FAMILY HISTORY; STATUS
-------        -----------          ------------------------  -----------------------------------------
U.S.A.         [ * CON * ]          401C1 ([ * CON * ])       [ * CON * ] ;  Pending


TITLE:         [ * CON * ]
-----

COUNTRY        FILING DATE          DOCKET NO. (SERIAL NO.)   FAMILY HISTORY; STATUS
-------        -----------          -----------------------   -----------------------------------------
U.S.A.         [ * CON * ]          401C2 ([ * CON * ])       [ * CON * ];  Pending


TITLE:         [ * CON * ]
-----

COUNTRY        FILING DATE          DOCKET NO. (SERIAL NO.)   FAMILY HISTORY; STATUS
-------        -----------          -----------------------   -----------------------------------------
PCT            [ * CON * ]          401PC ([ * CON * ])       [ * CON * ]; Converted,
                                                              Published [ * CON * ]


(NATIONAL STAGE APPLICATIONS BASED ON 401PC):


Australia         401AU ([ * CON * ])       Natl. Stage of 401PC;  Pending
Brazil            401BR ([ * CON * ])       Natl. Stage of 401PC;  Pending
Canada            401CA ([ * CON * ])       Natl. Stage of 401PC;  Pending
China             401CN ([ * CON * ])       Natl. Stage of 401PC;  Pending
Europe            401EP ([ * CON * ])       Natl. Stage of 401PC;  Pending
Finland           401FI ([ * CON * ])       Natl. Stage of 401PC;  Pending
Japan             401JP ([ * CON * ])       Natl. Stage of 401PC;  Pending
Korea             401KR ([ * CON * ])       Natl. Stage of 401PC;  Pending
Mexico            401MX ([ * CON * ])       Natl. Stage of 401PC;  Pending
Norway            401NO ([ * CON * ])       Natl. Stage of 401PC;  Pending
New Zealand       401NZ ([ * CON * ])       Natl. Stage of 401PC;  Pending,
                                            Published in New Zealand Patent Office
                                            Journal [ * CON * ]
Singapore         401SG ([ * CON * ])       Natl. Stage of 401PC;  Pending
Vietnam           401VN ([ * CON * ])       Natl. Stage of 401PC;  Pending




TITLE:            [ * CON * ]
-----
COUNTRY           FILING DATE          DOCKET NO. (SERIAL NO.)   FAMILY HISTORY; STATUS
-------           -----------          -----------------------   -----------------------------------------
U.S.A.            [ * CON * ]          409 ([ * CON * ])         Pending



TITLE:         [ * CON * ]
-----
COUNTRY        FILING DATE          DOCKET NO. (SERIAL NO.)   FAMILY HISTORY; STATUS
-------        -----------          -----------------------   -----------------------------------------
U.S.A.         [ * CON * ]          417 ([ * CON * ])         Pending


TITLE:         [ * CON * ]
-----
COUNTRY        FILING DATE          DOCKET NO. (SERIAL NO.)   FAMILY HISTORY; STATUS
-------        -----------          -----------------------   -----------------------------------------
U.S.A.         [ * CON * ]          418 ([ * CON * ])         Pending


TITLE:         [ * CON * ]
-----
COUNTRY        FILING DATE          DOCKET NO. (SERIAL NO.)   FAMILY HISTORY; STATUS
-------        -----------          -----------------------   -----------------------------------------
U.S.A.         [ * CON * ]          420 ([ * CON * ])         Pending


NOTES:
-----


      1     For brevity's sake, only the Docket No. suffix is included; the full
            Docket No. includes the prefix 660088. For example, the first listed application's full Docket No. is 660088.401C1.
      2     USP = U.S. Patent No.

Confidential                                                              page 1


EXHIBIT B

RESEARCH PLAN

SUMMARY

o It is proposed to enter a candidate-generating collaboration with Mitokor with a primary focus in the Neurodegeneration area.

o The collaboration will place Pfizer at the leading edge of novel discoveries relating mitochondrial dysfunction to neuronal damage and validate a new class of therapeutic targets, which will contribute to meeting our Discovery productivity goals.

o The collaboration will provide Pfizer with privileged access to new technology, targets and world-renowned scientists.

INTRODUCTION

Strong experimental evidence supports the role of oxidative toxicity in sporadic Alzheimer's disease (AD) and Parkinson's disease (PD). A prominent source of the chemical species responsible for this damage is the compromised mitochondrion. Therefore, amelioration of mitochondrial dysfunction is a rational therapeutic goal for both of these chronic, neurodegenerative diseases. Alzheimer's disease
(AD) is associated with disturbances in cytochrome C oxidase (complex IV in the mitochondrial electron transport chain), while PD is associated with defects in NADH ubiquinone oxidoreductase (Complex I) enzymatic activity. The exact genetic mechanisms causing these enzymatic defects are not known. Disturbances in either of these enzyme complexes results in disrupted intracellular calcium metabolism and elevated reactive oxygen species (ROS), outcomes known to be neurotoxic. Indeed, inhibitors of complex I, such as MPP+, induce PD symptoms in humans. Thus, limiting mitochondrial dysfunction is a compelling therapeutic goal for AD and PD.

In addition, mitochondria play a critical role in the execution of apoptosis and perhaps necrosis, which, in turn may be responsible for the neuronal cell death, observed in ischemia and peripheral neuropathies. Thus, limiting mitochondrial dysfunction also provides an attractive target for abrogating neuronal loss in these indications.

Finally, there is emerging evidence that mitochondrial dysfunction, and associated increases in ROS, are a general feature of aging. Therefore, compounds which limit mitochondrial dysfunction may have utility in other diseases associated with aging, Indeed, preclinical data suggests that NIDDM and cardiovascular pathologies may be improved by drug therapy which limits mitochondrial dysfunction.

Mitokor has established an important new technology for characterizing mitochondrial dysfunction termed cybrids (cytoplasmic hybrids). Cybrids are human, neuron-derived, clonal cell lines depleted of native mtDNA, but containing mtDNA from human donor cells. For

Confidential                                                              page 2


example, fusion of mitochondria isolated from Alzheimer's disease patients with SH-SY5Y cells depleted of endogenous mtDNA, produces a cybrid line with defective intracellular calcium metabolism, elevated ROS and increased propensity to undergo apoptosis. Cybrids appear to represent a particularly relevant system to study oxidative toxicity associated with AD, PD and mitochondrial-induced apoptosis, and are a novel tool for screening compounds meant to reverse the oxidative toxicity in neurodegeneration. Additionally, the observation that AD and PD cybrids display these defects supports the hypothesis that mitochondrial dysfunction plays a role in these two diseases.

In addition to the cybrids, Mitokor are also actively seeking novel targets (differential display, proteomics and [ * CON * ]) which may play a role in [ * CON * ] and/or the defects observed in the cybrid cells.

The major benefits from a collaboration with Mitokor are fourfold; 1) access to cybrid technology 2) novel, proprietary targets associated with mitochondrial dysfunction and apoptosis, 3) general expertise in measuring mitochondrial function/dysfunction and 4) CAN-production.

RESEARCH PLAN

A.  INITIAL TARGET/SCREENING SEQUENCE

The research plan for the collaboration will follow a standard drug discovery sequence beginning with an HTS (performed at Pfizer), followed by IN VITRO selectivity assays, assessment of activity in whole cell assays (the cybrids) and finish with IN VIVO experiments in rodents. We have outlined the screening strategy below using the first proposed target. Novel targets that emerge during the collaboration are expected to follow a similar sequence.

The initial HTS will be performed at Pfizer (Groton) with a novel proprietary target provided by Mitokor and disclosed to us under confidentiality, [ * CON * ] ([ * CON * ]). [ * CON * ] have been identified so far: [ * CON * ], brain and other tissues, [ * CON * ], differentiated muscle and [ * CON * ], other tissues. [ * CON * ], will be the first Molecular Target in the Research Plan as of the Effective Date, and selectivity against [ * CON * ] will also be studied. [ * CON * ] is believed to be a component of [ * CON * ] ([ * CON * ]). The physiological function of [ * CON * ] is unclear, but may be implicated in [ * CON * ], induction of [ * CON * ] and [ * CON * ] of the mitochondria.
[ * CON * ] is activated by a number of stimuli associated with [ * CON * ] including increases in [ * CON * ] levels, decrease in mitochondrial [ * CON * ] and elevated levels of [ * CON * ]. The [ * CON * ] results in mitochondrial
[ * CON * ], [ * CON * ] of the mitochondrial [ * CON * ] and loss of [ * CON * ] including [ * CON * ]. In some systems, the [ * CON * ] of [ * CON * ] from mitochondria appears to be required for [ * CON * ] via subsequent activation of [ * CON * ] followed by [ * CON * ] ([ * CON * ]). The HTS is a [ * CON * ] assay using a proprietary [ * CON * ] developed by Mitokor and recombinant human [ * CON * ] (provided by Mitokor). Preventing the [ * CON * ] of [ * CON * ] to [ * CON * ] may [ * CON * ] the [ * CON * ] in a [ * CON * ] that [ * CON * ] of the [ * CON * ]. Selectivity of hits for [ * CON * ] vs. other mitochondrial
[ * CON * ] (e.g., the [ * CON * ], [ * CON * ], [ * CON * ] - all functional assays) and [ * CON * ] and [ * CON * ] will be assessed.

Confidential                                                              page 3


Compounds with the desired selectivity will be tested in AD cybrids at MitoKor. AD cybrids display increased sensitivity to toxic insults such as the amyloid beta (A(beta)) peptide, the predominant protein in the amyloid plaques of AD brain. The ability of compounds to prevent A(beta)-induced mitochondrial
[ * CON * ] (measured with a [ * CON * ] to estimate mitochondrial [ * CON * ]) and the [ * CON * ] of [ * CON * ] that [ * CON * ] subsequent [ * CON * ] of the [ * CON * ] will be assessed. Efficacious compounds in these assays will be tested to insure that they do not interfere with normal mitochondrial function (e.g., [ * CON * ], [ * CON * ] production). The final whole cell assay will determine if active compounds can protect [ * CON * ] from [ * CON * ] from
[ * CON * ] and [ * CON * ].


Once a lead has fulfilled all IN VITRO criteria, it will be tested at MitoKor in two IN VIVO models of neuronal mitochondrial dysfunction. In the first, [ * CON * ] ([ * CON * ]), an [ * CON * ] inhibitor of mitochondrial [ * CON * ] that is neurotoxic will be [ * CON * ] into the [ * CON * ]. Preferred compounds will limit neuronal death after oral administration in this model. The second model is [ * CON * ] of [ * CON * ] ([ * CON * ]), an inhibitor of [ * CON * ] in the mitochondrial [ * CON * ]. [ * CON * ] increases [ * CON * ] production and is particularly neurotoxic to the [ * CON * ], an area of the brain
[ * CON * ]. Preferred compounds will limit [ * CON * ] and [ * CON * ] in the
[ * CON * ] as well as decrease [ * CON * ] production and [ * CON * ] accumulation in these animals.

Leads meant to limit [ * CON * ] will be tested in the following cell based assays: [ * CON * ]- and [ * CON * ]-induced [ * CON * ] in [ * CON * ] and
[ * CON * ] cultures, respectively. Compounds that block [ * CON * ] in the above models and meet our lead criteria will be tested for efficacy in appropriate animal models e.g. [ * CON * ] for [ * CON * ] and [ * CON * ] for [ * CON * ] (Pfizer Sandwich).

B.  FUTURE TARGETS

All future Molecular Targets will be added to the Research Plan by proposal and discussion by either Mitokor or Pfizer at the Research Committee and the mutual acceptance of the Molecular Target by the Research Committee and Pfizer's and Mitokor's managements. Future targets will derive from two sources. First, there is evidence from the literature that modulation of known mitochondrial proteins can limit mitochondrial dysfunction. These potential targets include [ * CON * ] ([ * CON * ]), [ * CON * ], [ * CON * ] and [ * CON * ] ([ * CON * ]). Since
there are known [ * CON * ] for [ * CON * ] and [ * CON * ], one approach is to validate these targets in the cybrids. Validation of one of these targets could result in rapid application of chemistry staffing and "jump start" the collaboration.

The second potential source is a genomic/proteomic target discovery effort at Mitokor. Mitokor is using differential display, high density cDNA arrays and quantitative PCR to identify genes and proteins whose expression is altered in the cybrids vs. control cells. Thus far, they have been able to detect 2-15-fold increases in mRNA for several relevant genes including those encoding
[ * CON * ] (e.g., [ * CON * ]) and [ * CON * ] proteins (e.g., [ * CON * ]).

Confidential                                                              page 4

Pfizer will have the ability to add to the Research Plan any potential target mutually agreed by Mitokor within the field identified by this effort.

C.  DIVISION OF LABOR

The division of labor will be discussed and modified as needed during the term of the Agreement by discussion of the Research Committee.


MITOKOR

o Molecular biologists to deliver quantities of all target proteins required for HTS ([ * CON * ])

o Molecular biologists to pursue novel targets ([ * CON * ])

o IN VITRO pharmacologists to perform selectivity assays and characterize leads in cybrids ([ * CON * ])

o TOTAL PROPOSED MITOKOR STAFFING: [ * CON * ]
  (SCIENTISTS/TECHNICIANS, RESPECTIVELY; [ * CON * ] TOTAL FTES)

PFIZER

o HTS ([ * CON * ])
o Chemistry (up to [ * CON * ])
o Drug Metabolism (up to [ * CON * ])
o IN VITRO [ * CON * ] assays, IN VIVO [ * CON * ] model (Sandwich, up to [ * CON * ])

o TOTAL PROPOSED PFIZER STAFFING (MAXIMUM [ * CON * ])


CONCLUSION

[ * CON * ], perturbations in [ * CON * ] and [ * CON * ] are known regulators of neuronal degeneration. Mitochondria play a major role in the generation or execution of these processes and extensive preclinical evidence supports the role of this organelle in the neurodegeneration observed in AD, PD, stroke and peripheral neuropathies. Thus, amelioration of mitochondrial dysfunction is a compelling therapeutic goal for these disorders. We feel that collaboration with Mitokor is favored for five reasons. First, we believe the approach is valid, i.e., there are solid experimental data which show that limiting mitochondrial-mediated [ * CON * ] and [ * CON * ] will likely provide neuroprotection in both AD, PD, stroke and peripheral neuropathies. Second, Mitokor possess a proprietary technology, the cybrid, which links mitochondrial dysfunction directly to AD and PD. Third, the approach is complementary with our [ * CON * ] and [ * CON * ] programs. For example, it is believed that
[ * CON * ] also plays a role in [ * CON * ] via the combination of [ * CON * ] with [ * CON * ] derived from mitochondria and resultant [ * CON * ] of
[ * CON * ], a [ * CON * ] and [ * CON * ]. As we will soon have

Confidential                                                              page 5


candidates that selectively inhibit [ * CON * ], limiting the production of [ * CON * ] by mitochondria will [ * CON * ] the [ * CON * ] and combination therapy may be synergistic. Fourth, Mitokor clearly possess the expertise to both move forward in this area and identify novel, proprietary targets, including novel [ * CON * ] targets which has been an important goal of the Sandwich Neurodegeneration team and would become a front line project. Fifth, we will be working with academic leaders in the mitochondrial field and will have privileged access to validated targets and reagents for HTS as they emerge from the research and enter into the collaboration.

In addition, Mitokor is working to provide surrogate markers of efficacy for limiting mitochondrial function in AD clinical trials. They are currently exploring the potential of measuring [ * CON * ] levels in human and animal brains by [ * CON * ]. In a proof of concept study, Mitokor has shown that brain (striatal) [ * CON * ] levels are elevated in Huntington's disease. Determining if brain [ * CON * ] concentrations are elevated in AD and testing of prototype compounds reduce these concentrations represent studies which may identify a surrogate marker in a Phase II trial. Furthermore, since platelets are the source of compromised mitochondrial function in the cybrids, a second potential surrogate marker might be mitochondrial function in platelets from treated and controls patients.

In conclusion, we find that limiting mitochondrial dysfunction is a compelling therapeutic goal for AD, PD, stroke and peripheral neuropathies and that collaboration with Mitokor represents a rapid and scientifically sound fashion to pursue that goal.

Confidential                                                              page 6


Following are guidelines for the first [ * CON * ] months of the collaboration, outlining the anticipated activities and division of labor between MitoKor and Pfizer.


                                MITOKOR TIMELINES


                                   [ * CON * ]

 AMENDMENT NO. 1 TO COLLABORATIVE RESEARCH AGREEMENT BETWEEN MITOKOR AND PFIZER

This Amendment No. 1, effective as of November 4, 2001 (the "Amendment Effective Date"), is by MitoKor and its Affiliates ("MitoKor") and Pfizer Inc and its Affiliates ("Pfizer").

                                  I. BACKGROUND

1.1 WHEREAS MitoKor and Pfizer entered into a Collaborative Research and Development Agreement ("Research Agreement") and a License and Royalty Agreement ("License Agreement") as of November 4, 1998, to discover and develop patentable small molecules that affect mitochondrial biochemical targets useful in the treatment, prevention or diagnosis of disease in human and animal health;

1.2 WHEREAS the Research Agreement expires on November 3, 2001;

1.3 WHEREAS MitoKor and Pfizer wish to extend the term of the Research Agreement for a further six (6) months beyond the original expiration date (the "Extension Period") and to provide for, during the Extension Period, funding payments to be made by Pfizer to MitoKor and a revised Research Plan attached hereto;

1.4 WHEREAS MitoKor and Pfizer also wish to amend certain payment provisions in the Research Agreement;

1.5 NOW THEREFORE, Pfizer and MitoKor hereby amend the Research Agreement as follows:

                                  II AMENDMENTS

2.1 Section 9.1 of the Research Agreement is deleted in its entirety and replaced with the following:

      9.1   TERM.

            9.1.1 Unless sooner terminated, as provided below or extended, by mutual agreement of the parties as provided in this Section 9.1, this Agreement shall expire on May 5, 2002.

            9.1.2 At Pfizer's sole discretion, the term of the Agreements may be further extended for up to an additional eighteen (18) months beyond May 5, 2002 on terms and conditions to be agreed upon at that time by the Parties.

2.2 The following sections are added to Section 3 of the Research Agreement:

            3.1.3 During the Extension Period Pfizer will fund the research to be performed by MitoKor, pursuant to this Agreement, for a total amount of [ * CON * ] dollars ($[ * CON * ]). The sum of [ * CON * ] dollars ($[ * CON * ]) shall be paid on or before December 4, 2001. The sum of [ * CON * ] dollars ($[ * CON * ]) shall be paid on or about February 4, 2002, following MitoKor's invoice to Pfizer in such amount. It is understood that all payments pursuant to this Section are noncreditable and nonrefundable.

            3.1.4 The above amounts are expected to support the work performed [ * CON * ] ([ * CON * ]) FTEs for the Extension Period. The work performed shall be in accordance with the revised Research Plan, attached to and made part of this Research Agreement as Exhibit E.

2.3 Section 3.2.3 of the Research Agreement, which contemplates an Additional Equity Stock purchase of MitoKor by Pfizer, is deleted in its entirety and is of no further force and effect.

2.4 Section 3.2.2 of the Research Agreement is deleted in its entirety and replaced with the following:

            3.2.2 MitoKor will provide to Pfizer [ * CON * ] ([ * CON * ]) HTS, reasonably acceptable to Pfizer.

2.5 Except as expressly set forth in this Amendment No. 1, all terms and conditions of the Research Agreement, and the Licensing Agreement shall remain in full force and effect.



                          Signatures begin on next page

IN WITNESS WHEREOF, Pfizer and MitoKor have caused the Research Agreement to be amended by duly authorized representatives of both Pfizer and MitoKor as of the Amendment Effective Date:


Agreed:  Pfizer Inc                                   Agreed:  MitoKor

By:                                          By:
   -----------------------------                --------------------------------
Name:                                        Name:
     ---------------------------                  ------------------------------
Title:                                       Title:
      --------------------------                   -----------------------------
Date:                                        Date:
     ---------------------------                  ------------------------------

Confidential


                            AMENDED RESEARCH PROTOCOL
                        Pfizer and MitoKor Collaboration

Subject: Extension of Collaboration with MitoKor for Inhibitors of
         Mitochondrial Dysfunction and Neuroprotective Agents

Date:    November 4, 2001 -  May 5, 2002


A.  INTRODUCTION

Strong experimental evidence supports the role of oxidative toxicity in sporadic Alzheimer's disease (AD) and Parkinson's disease (PD). A prominent source of the chemical species responsible for this damage is the compromised mitochondrion. Therefore, amelioration of mitochondrial dysfunction is a rational therapeutic goal for these diseases. Alzheimer's disease is associated with disturbances in cytochrome C oxidase (complex IV in the mitochondrial electron transport chain), while PD is associated with defects in NADH ubiquinone oxidoreductase (Complex
I) enzymatic activity. The exact genetic mechanisms causing these enzymatic defects are not known. Disturbances in either of these enzyme complexes results in disrupted intracellular calcium metabolism and elevated reactive oxygen species (ROS), outcomes known to be toxic to neurons. Indeed, inhibitors of complex I, such as MPP+, induce PD-like symptoms in humans. Therefore, limiting mitochondrial dysfunction is a compelling therapeutic goal for AD and PD. Finally, there is emerging evidence that mitochondrial dysfunction, and associated increases in ROS, is a general feature of aging and compounds that limit mitochondrial dysfunction may have utility in other age-related diseases. Indeed, preclinical data suggests that NIDDM and cardiovascular pathologies may be improved by drug therapy that limits mitochondrial dysfunction.

Thus the body of evidence that implicates mitochondrial dsyfunction and energy metabolism in the pathophysiology of several diseases across therapeutic areas is compelling. The collaboration with MitoKor provides a unique opportunity to develop mitochondrial targets for therapeutic utility.

Over the past 3 years, our collaboration with MitoKor has yielded [ * CON * ] novel targets ([ * CON * ]% of contracted deliverables), [ * CON * ]
([ * CON * ]), [ * CON * ] and [ * CON * ] ([ * CON * ]). HTS on [ * CON * ]
and [ * CON * ] have been completed.

The major benefits derived from a extension of the collaboration with MitoKor are: 1) validation of novel, proprietary targets associated with mitochondrial function for neurodegenerative diseases; 2) access to mitochondrial function/dysfunction and energy metabolism scientific expertise along with relevant assay development.

B.  RESEARCH PLAN

[ * CON * ]

Confidential


[ * CON * ] is believed to [ * CON * ] the mitochondrial [ * CON * ], a
[ * CON * ] activity that [ * CON * ], results in the [ * CON * ] of the mitochondrial [ * CON * ] and [ * CON * ]. There are [ * CON * ] and [ * CON * ] predominates in mammalian brain. The [ * CON * ] HTS completed in [ * CON * ]. Secondary characterization of [ * CON * ] HTS hits and analogs is complete. There are [ * CON * ] attractive leads, [ * CON * ]. [ * CON * ] of these compounds display neuroprotective activity in a variety of in vitro assays utilizing primary cultured neurons or clonal human cells. The potency of the compounds for these activities is in the [ * CON * ] range. These compounds have no effect on [ * CON * ] or [ * CON * ]. Data presented at the [ * CON * ] meeting appeared to clarify the molecular mechanism of the neuroprotective activity displayed by the compounds, i.e., that these compounds act [ * CON * ] to [ * CON * ] of [ * CON * ] by mitochondria isolated from rodent brain. However, the link between the molecular mechanism, inhibition of [ * CON * ] and the [ * CON * ] activity of the compounds has been [ * CON * ].

Because of the novelty of this target and the broad range of neuroprotective activity of the HTS hits, the team wishes to extend the collaboration in order to complete the confidence in mechanism experiments that will drive a decision on the target. The team will construct a decision tree comprising a focused series of experiments using available assays that will lead to a GO/NO GO decision in 6 months.


[ * CON * ]

[ * CON * ] is responsible for the [ * CON * ] of [ * CON * ] of [ * CON * ] the mitochondria that result in mitochondrial [ * CON * ], [ * CON * ] of the mitochondrial [ * CON * ], inhibition of [ * CON * ] and [ * CON * ]. Since large increases in intramitochondrial [ * CON * ] are known to be neurotoxic, inhibition of [ * CON * ] is hypothesized to be [ * CON * ]. The HTS is complete. Confirmed hits have been identified and re-testing will be [ * CON * ]. A screening sequence utilizing isolated mitochondria and whole cell assays has been established.

The next steps for this target are to confirm the activity and structure of the HTS hits and determine if they display neuroprotective activity in primary cultured neurons. In parallel, we will identify analogs of the HTS hits in our file in order to assess if any preliminary SAR trends are apparent.


[ * CON * ]

Association of [ * CON * ] ([ * CON * ]) with [ * CON * ] is believed to facilitate or provoke [ * CON * ] of the mitochondrial [ * CON * ] in both neurons and cardiac tissue. This interaction is inhibited by association of [ * CON * ] ([ * CON * ]) with [ * CON * ].

Initially this target was to be pursued by the [ * CON * ] therapeutic area in [
* CON * ] with the HTS based on an [ * CON * ] format sponsored by [ * CON * ] group. In anticipation of this screen, MitoKor developed a [ * CON * ] assay. However, due to [ * CON * ] in the [ * CON * ] group, this target will not be pursued. Since this target is also relevant for Neurodegeneration, we propose that the [ * CON * ] HTS be run in Groton. As "benchtop" development of the screen at MitoKor is complete, transfer of the

Confidential


technology to the Groton New Leads group and implementation of the HTS should be straightforward.


C.  DIVISION OF LABOR

MITOKOR

o In vitro pharmacologists to drive the [ * CON * ] project to a GO/NO GO decision based on confidence in mechanism ([ * CON * ])
o In vitro pharmacologists to characterize the hits derived from the [ * CON * ] HTS ([ * CON * ])
o     Management of collaboration ([ * CON * ])
o TOTAL PROPOSED MITOKOR STAFFING OF [ * CON * ] FTEs ([ * CON * ] PhDs, [ * CON * ] ASSOCIATES)

PFIZER

o     Re-testing [ * CON * ] HTS hits ([ * CON * ])
o     [ * CON * ] ([ * CON * ])
o     Management of the collaboration ([ * CON * ])
o     TOTAL PROPOSED PFIZER STAFFING OF [ * CON * ] FTEs ([ * CON * ])


CONCLUSION

[ * CON * ] and perturbations in [ * CON * ] are known regulators of neuronal cell death. Mitochondria play a major role in the generation or execution of these processes and extensive preclinical evidence supports the role of this organelle in the neurodegeneration observed in AD and PD. Thus, amelioration of mitochondrial dysfunction is a compelling therapeutic goal for these disorders. The goal of this renewal is to provide proof of mechanism for the hits identified in the [ * CON * ] HTS, characterize the hits that emerged in the [ * CON * ] HTS and run the [ * CON * ] HTS. Realization of these goals will provide the Neurodegenerative disease therapeutic area with [ * CON * ] novel molecular targets that will provide opportunities for developing compounds that are intended to slow the progression of AD and PD.